EXHIBIT 99.1

Eagle Bancorp Montana Completes Acquisition of Western Holding Company of Wolf Point

HELENA, Mont., Jan. 02, 2020 (GLOBE NEWSWIRE) -- Eagle Bancorp Montana, Inc. (NASDAQ: EBMT), (the “Company,” “Eagle”), the holding company of Opportunity Bank of Montana, today announced that it completed, effective January 1, 2020, its previously announced acquisition of Western Holding Company of Wolf Point, and its wholly owned subsidiary, Western Bank of Wolf Point, in a transaction valued at approximately $14.97 million based on Eagle’s closing price as of December 31, 2019.  In the transaction, Eagle acquired one retail bank branch and approximately $100 million in assets, $77 million in deposits and $41 million in gross loans, based on Western Holding Company of Wolf Point’s September 30, 2019’s financial statements. Opportunity Bank will have, upon completion of the transaction, 23 retail branches in Montana.

Under the terms of the merger agreement, each outstanding share of Western Holding Company of Wolf Point common stock was converted into the right to receive 179.44464 shares of Eagle common stock with cash to be paid in lieu of any fractional shares of common stock of Eagle and $2,946.51 in cash.  As a result of the merger, Eagle will issue approximately 395,858 shares of Eagle common stock and will pay approximately $6.5 million to the former holders of Western Holding Company of Wolf Point common stock.

“We are pleased to announce the completion of the merger and to have Western Holding Company of Wolf Point’s shareholders, customers and employees join the Eagle team,” said Peter J. Johnson, President and CEO.  “This merger expands Eagle’s presence in Montana, and compliments Eagle’s franchise, both strategically and culturally.”

About the Company

Eagle Bancorp Montana, Inc. is a bank holding company headquartered in Helena, Montana and is the holding company of Opportunity Bank of Montana, a community bank established in 1922 that serves consumers and small businesses in Montana through 23 banking offices. Additional information is available on the bank’s website at www.opportunitybank.com.  The shares of Eagle Bancorp Montana, Inc. are traded on the NASDAQ Global Market under the symbol “EBMT.”

Safe Harbor Statement

Certain statements contained in this release that are not statements of historical fact are forward-looking statements. These forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, can generally be identified by the use of the words “may”, “would”, “could”, “will”, “expect”, “anticipate”, “project”, “believe”, “intend”, “plan” and “estimate”, as well as similar words and expressions. These forward-looking statements include statements related to our projected growth, our anticipated acquisitions, including statements  related to the expected timing, completion and other effects our anticipated acquisitions, our anticipated future financial performance, and management’s long-term performance goals, as well as statements relating to the anticipated effects on results of operations and financial condition from expected developments or events, or business and growth strategies, including projections of  future amortization and accretion, the impact of the anticipated internal growth and plans to establish or acquire banks.

These forward-looking statements involve significant risks and uncertainties that could cause our actual results to differ materially from those anticipated in such statements. Potential risks and uncertainties include the following:

  the reaction to the merger of all the banks’ customers, employees and counter-parties or difficulties related to the transition of services;

  Eagle’s ability to realize anticipated cost savings, economies of scale and/or revenue and business franchise enhancements from the merger within expected time frames or at all;

  the ability of the combined bank to retain or expand its management team, key employees, customers, assets and deposits;

  general economic conditions (both generally and in our markets including new markets from the merger) may be less favorable than expected, which could result in, among other things, a continued deterioration in credit quality, a further reduction in demand for credit and a further decline in real estate values;

  our ability to raise additional capital may be impaired if markets are disrupted or become more volatile;

  costs or difficulties related to the integration of the banks we may acquire may be greater than expected;

  governmental monetary and fiscal policies as well as legislative or regulatory changes, including changes in accounting standards and compliance requirements, may adversely affect us;

  competitive pressures among depository and other financial institutions may increase significantly;

  changes in the interest rate environment may reduce margins or the volumes or values of the loans we make or have acquired;

  other financial institutions have greater financial resources and may be able to develop or acquire products that enable them to compete more successfully than we can;

  adverse changes may occur in the bond and equity markets; and

  Eagle’s success at managing the risks involved in the foregoing items.

You should not place undue reliance on the forward-looking statements, which speak only as of the date of this release. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this release. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. See Item 1A, Risk Factors, in our Annual Report on Form 10-K for the year ended December 31, 2018, and otherwise in our SEC reports and filings, for a description of some of the important factors that may affect actual outcomes.

Contacts:	Peter J. Johnson, President and CEO
(406) 457-4006
Laura F. Clark, EVP and CFO
(406) 457-4007